SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                     Commission File Number   0-13473

               John Hancock Properties Limited Partnership
          (Exact name of registrant as specified in its charter)

        200 Clarendon Street, Boston, MA  02117     (800) 722-5457
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Units of Limited Partnership Interests
         (Title of each class of securities covered by this Form)

                                   N/A
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [x]         Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
       Rule 12g-4(a)(2)(ii)   [ ]                   Rule 15d-6   [ ]
        Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice
date:   0

     Pursuant to the requirements of the Securities Exchange Act of 1934, John Hancock Real Estate Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  November 18, 1996      BY:  John Hancock Realty Equities, Inc.
       -----------------           Its General Partner

                                   BY:  RICHARD E. FRANK
                                        ---------------------------
                                        Richard E. Frank, Treasurer